Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2015 Financial Results

  Record Q2 Revenue of $258 million (9% increase over prior year)
  Record Q2 Earnings Per Share
    GAAP of $0.89 (26% increase over prior year)
    Non-GAAP of $0.96 (23% increase over prior year)
  Company raises FY 2015 Sales guidance to $975 million - $998 million
  Company raises FY 2015 non-GAAP Earnings guidance to $3.54 - $3.76 per share

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 26, 2015--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the fiscal quarter ended December 31, 2014.

“We are pleased to announce strong second quarter financial results. Led by our Security Division, we achieved record sales and record earnings per share. With a solid pipeline of opportunities and strong balance sheet, we believe we are well positioned for future growth,” said Deepak Chopra, OSI Systems’ Chairman and CEO.

The Company reported revenues of $258 million for the second quarter of fiscal 2015, an increase of 9% as compared to the same period a year ago. Net income for the second quarter of fiscal 2015 was $18.2 million, or $0.89 per diluted share, compared to net income of $14.6 million, or $0.71 per diluted share, for the second quarter of fiscal 2014. Excluding the impact of restructuring and other charges, net income for the second quarter of fiscal 2015 would have been $19.7 million, or $0.96 per diluted share, compared to net income of $16.1 million, or $0.78 per diluted share for the comparable quarter of the prior year.

For the six months ended December 31, 2014, the Company reported revenues of $476 million, an increase of 8% as compared to the same period a year ago. Net income in this period was $29.5 million, or $1.44 per diluted share, compared to net income of $21.0 million, or $1.02 per diluted share, in the same period a year ago. Excluding the impact of restructuring and other charges, net income for the six months ended December 31, 2014 would have been $31.5 million, or $1.54 per diluted share, compared to net income of $25.5 million, or $1.24 per diluted share, for the comparable period in the prior year.

As of December 31, 2014, the Company’s backlog was approximately $0.7 billion. During the second fiscal quarter, the Company generated free cash flow of $26 million.

Mr. Chopra continued, “During the second quarter, our Security Division generated both record sales and profits as sales grew by 29%. This strong performance was highlighted by solid execution on our Foreign Military Sales contract with the U.S. Department of Defense.”

Mr. Chopra further commented, “Sales in our Healthcare Division increased by 10% over the prior year driven by growth in the emerging markets and the impact of an acquisition completed in the first quarter. Our operating income was unfavorably impacted by product/channel mix.”

Mr. Chopra concluded, “As expected, our Optoelectronics and Manufacturing sales decreased year over year. However, operational improvements coupled with a more favorable product mix resulted in strong operating margin expansion.”

Fiscal Year 2015 Outlook

The Company is increasing its sales guidance for fiscal 2015 to $975 million – $998 million. In addition, the Company is raising its earnings guidance expecting diluted earnings to increase at a rate of 13% to 20% over fiscal 2014 to $3.54 - $3.76 per share, excluding the impact of restructuring and other non-recurring charges, and the impact of certain tax elections.

Presentation of Non-GAAP Financial Measure; Non-GAAP Figures

This earnings release includes a presentation of Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that we believe is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. Its introduction coincided with the Company’s shift to increased levels of capital intensive turnkey screening services and the accompanying higher depreciation. Adjusted EBITDA is defined as net income, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of stock-based compensation, and restructuring and other charges. Not all companies use identical calculations and, accordingly, the Company's presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. In addition, the Company uses Adjusted EBITDA to evaluate the effectiveness of the Company's business strategies and because the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Discussion of adjustments to arrive at non-GAAP net income and diluted earnings per share figures and Adjusted EBITDA for the three and six months ended December 31, 2013 and 2014 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges. We believe that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share, and net income to Adjusted EBITDA are provided in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2015. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until February 9, 2015. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘20640183’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2015. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company’s businesses; market acceptance of the Company’s new and existing technologies, products and services; the Company’s ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company’s annual operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company’s ongoing investigations and compliance reviews, contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company’s Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operation. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2014	2013	2014
Revenues	$236,408	$257,829	$442,682	$476,226
Cost of goods sold	155,469	168,555	293,797	312,710
Gross profit	80,939	89,274	148,885	163,516
Operating expenses:
Selling, general and administrative	45,556	47,894	87,770	92,076
Research and development	11,175	13,240	22,195	25,910
Restructuring and other charges	2,179	2,079	6,418	2,805
Total operating expenses	58,910	63,213	116,383	120,791
Income from operations	22,029	26,061	32,502	42,725
Interest expense and other, net	(1,503)	(832)	(2,973)	(1,696)
Income before income taxes	20,526	25,229	29,529	41,029
Provision for income taxes	5,953	6,988	8,562	11,539
Net income	$14,573	$18,241	$20,967	$29,490

Diluted earnings per share	$0.71	$0.89	$1.02	$1.44
Weighted average shares outstanding - diluted	20,589	20,487	20,604	20,506

CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2014	(unaudited) December 31, 2014
Assets
Cash and cash equivalents	$38,831	$44,780
Accounts receivable, net	185,773	184,228
Inventories	234,138	263,901
Other current assets	120,488	126,424
Total current assets	579,230	619,333
Non-current assets	444,956	437,325
Total Assets	$1,024,186	$1,056,658

Liabilities and Stockholders' Equity
Bank lines of credit	$24,000	$23,000
Current portion of long-term debt	2,819	2,816
Accounts payable and accrued expenses	130,437	157,986
Deferred revenues	60,677	51,742
Other current liabilities	92,046	103,039
Total current liabilities	309,979	338,583
Long-term debt	10,436	9,399
Advances from customers	50,000	37,500
Deferred income taxes	73,161	73,933
Other long-term liabilities	48,397	55,920
Total liabilities	491,973	515,335
Total stockholders’ equity	532,213	541,323
Total Liabilities and Equity	$1,024,186	$1,056,658

SEGMENT INFORMATION (in thousands) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2014	2013	2014
Revenues – by Segment Group:
Security Group	$106,588	$137,005	$203,741	$250,444
Healthcare Group	63,106	69,493	108,893	117,327
Optoelectronics and Manufacturing Group including intersegment revenues	76,358	65,535	147,669	134,621
Intersegment revenues elimination	(9,644)	(14,204)	(17,621)	(26,166)
Total	$236,408	$257,829	$442,682	$476,226

Operating income (loss) – by Segment Group:
Security Group (1)	$15,149	$20,401	$26,771	$37,660
Healthcare Group (2)	9,226	7,489	7,228	7,551
Optoelectronics and Manufacturing Group (3)	2,121	4,366	6,886	8,693
Corporate (4)	(4,355)	(5,733)	(8,400)	(10,250)
Eliminations	(112)	(462)	17	(929)
Total	$22,029	$26,061	$32,502	$42,725

(1)

Includes restructuring and other charges of $1.7 million and $1.8 million for the three and six months ended December 31, 2014, respectively; and $1.7 million and $3.3 million for the three and six months ended December 31, 2013, respectively.

(2)	Includes restructuring and other charges of $0.1 and $0.2 million for the three and six months ended December 31, 2014, respectively; and $2.0 million for the six months ended December 31, 2013.

(3)

Includes restructuring and other charges of $0.1 and $0.2 million for the three months and six months ended December 31, 2014, respectively; and $0.5 million and $1.1 million for the three and six months ended December 31, 2013, respectively.

(4)	Includes restructuring and other charges of $0.2 million and $0.6 million for the three months and six months ended December 31, 2014, respectively.

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data) (unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2013		2014		2013		2014
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$14,573	$0.71	$18,241	$0.89	$20,967	$1.02	$29,490	$1.44

Restructuring and other charges, net of tax	1,547	0.07	1,503	0.07	4,557	0.22	2,016	0.10

Non-GAAP basis	$16,120	$0.78	$19,744	$0.96	$25,524	$1.24	$31,506	$1.54

Reconciliation of Net Income to Adjusted EBITDA (in thousands) (unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2014	2013	2014

Net income	$14,573	$18,241	20,967	$29,490
Interest expense, net	1,471	832	2,906	1,702
Provision for income taxes	5,953	6,988	8,562	11,539
Depreciation and amortization	13,544	14,341	26,417	32,082
EBITDA	35,541	40,402	58,852	74,813

Stock-based compensation	5,083	6,083	10,721	12,078
Restructuring and other charges	2,179	2,079	6,418	2,805
Adjusted EBITDA	$42,803	$48,564	$75,991	$89,696

CONTACT:
OSI Systems, Inc.
Ajay Vashishat, 310-349-2237
Vice President, Business Development
avashishat@osi-systems.com